[eMagin Logo]                                                    Company Release


                         eMagin Receives Commitment for
                         $15 Million Continued Financing

Hopewell Junction, NY --March 19, 2002 eMagin Corporation (AMEX: EMA) today announced that it has received a commitment to provide the Company with up to $15 million from a private equity fund. The deal provides eMagin with the right, but not the obligation, to issue shares when it wishes to over the next thirty six months, subject to certain monthly maximum and minimum amounts up to a maximum of $15 million and in certain circumstances up to $20 million. The financing is subject to the filing of a registration statement with the Securities and Exchange Commission covering the registration of the shares. Pricing will be based upon the volume weighted average price of the Company's stock during the investment period.

     Gary Jones, president and chief executive officer of eMagin, commented, "This financing commitment will give us the flexibility to issue equity if it is needed to finance the expansion of the company, specifically with the rollout of our OLED based imaging products to customers. It will serve primarily as back up working capital support, and we are excited about the chance to work with another institutional investor. The availability of these funds should help us accelerate our growth and enable our OEM customers to bring a new class of imaging products to the world."

     Further details on the terms will be available in the Company's forthcoming form 8-K to be filed with the Securities and Exchange Commission.

Forward Looking Statements
--------------------------
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.